Exhibit 99.1

NEWS

_____________________

FOR IMMEDIATE RELEASE

FINAL — 3/15/07

Georgia Gulf Provides Update

•                  Delay in reporting of 2006 results, as final stage of consolidation and audit is completed

•                  Senior Credit Facility Amendment and Waiver Received

Delay in Reporting 2006 Financial Results

Atlanta, Georgia, March 15, 2007 — Georgia Gulf Corporation (GGC: NYSE) today announced that it will be unable to file its 2006 annual report on Form 10-K by the extended due date of March 16, 2007.  Georgia Gulf expects that it will file the Form 10-K on or prior to March 30, 2007.  While substantial portions of the 10-K have been completed, extensive work required for purchase accounting and discontinued operations disclosures relating to Georgia Gulf’s acquisition of Royal Group on October 3, 2006 delayed the consolidation and audit processes.

Georgia Gulf plans to host its fourth quarter earnings conference call shortly after filing its 2006 Form 10-K and expects to announce the date and time of the call several days in advance.

Senior Credit Facility Amendment and Waiver Received

On March 14, 2007, Georgia Gulf entered into a second amendment and waiver to its senior credit facility (the “Senior Credit Facility”) provided by a syndicate of banks and other financial institutions.

As previously announced, for the fourth quarter ended December 31, 2006, Georgia Gulf will record additional costs of sales associated with a step-up in the inventory value of Royal Group.  As a result of this charge, Georgia Gulf may not be in compliance with its interest coverage ratio under its Senior Credit Facility, in which event it would be in default under the agreement on the date its compliance certificate for the quarter ended December 31, 2006 is due.  Georgia Gulf obtained the waiver to avoid this potential default.  The compliance certificate for the quarter ended December 31, 2006 will be due not later than March 30, 2007.

The Senior Credit Facility was amended to adjust the scheduled Consolidated EBITDA by adding to it certain interest expenses and non-cash charges that previously were not included in these scheduled numbers.  The amendment also specifies Consolidated EBITDA for the third quarter of 2006, which had not been specified in the original agreement.  In addition, the amendment permits sale-leaseback transactions for certain Canadian assets not to exceed US $125 million and permits sales transactions for certain Canadian assets not to exceed US $65 million.

The bank syndicate for the Senior Credit Facility is led by Bank of America, N.A., as administrative agent.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.  The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage.  Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2005, and our subsequent reports on Form 10-Q.

CONTACT:

Mark Badger

Georgia Gulf Corporation

Investor Relations

905-264-0701

Angie Tickle

Georgia Gulf Corporation

Investor Relations

770-395-4520